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                                                                      Exhibit 99



FOR IMMEDIATE RELEASE
SUBMITTED:  OCTOBER 10, 2000

FOR INFORMATION, CONTACT:
MEDIA                                       ANALYSTS
DOROTHY BROWNLEY (614) 480-4531             LAURIE COUNSEL (614) 480-3878
                                            CHERI GRAY (614) 480-3803


                   MICHAEL J. MCMENNAMIN NAMED CHIEF FINANCIAL
                  OFFICER OF HUNTINGTON BANCSHARES INCORPORATED

     Columbus, Ohio - Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com), today announced the appointment of Michael J. McMennamin as chief financial officer and treasurer. McMennamin will report to Wobst.

     McMennamin, joined Huntington as president of Huntington Capital Corp. and executive vice president of the Huntington National Bank in June of this year, bringing more than 30 years of banking experience and leadership from his prior positions with Citizens Financial Group and Bank One Corporation. As group executive vice president and chief financial officer of Citizens Financial Group, McMennamin managed all financial functions including finance, accounting, asset-liability management and capital management. McMennamin also previously served as executive vice president and chief financial officer with Bank One Corporation where he directed all financial functions including finance, funds management, risk management, treasury, capital management and accounting.

     "McMennamin's knowledge and leadership in the position of chief financial officer and treasurer will best serve all the company's financial functions, including investor relations," said Wobst. "In this position, he will continue to be chairman of Huntington's Asset Liability Committee and president of Huntington Capital Corp."


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McMennamin received his bachelor's degree in economics from Ohio University and his master's of business administration from Case Western Reserve University.

McMennamin replaces Anne Creek, who served as chief financial officer for Huntington Bancshares Incorporated since November 1999 and as treasurer for the corporation since February 2000. Ms. Creek has elected to leave the bank to pursue other interests.

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio with assets of $29 billion. Huntington has more 134 years of serving the financial needs of its customers.

Huntington provides innovative products and services through over 600 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com, through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.